Exhibit 10.2

Execution Version

EMPLOYEE MATTERS AGREEMENT

by and between

MORGAN STANLEY

and

MSCI INC.

Dated as of May 22, 2009

TABLE OF CONTENTS

PAGE

ARTICLE 1
DEFINITIONS

Section 1.01. Definitions	3
Section 1.02. Interpretation	5

ARTICLE 2
AGREEMENTS BY MORGAN STANLEY

Section 2.01. Systems Infrastructure	7
Section 2.02. Morgan Stanley Funds	7
Section 2.03. Employee Discounts	7
Section 2.04. Trading	7

ARTICLE 3
EQUITY COMPENSATION AWARDS

Section 3.01. Stock Options and Restricted Stock Units	7
Section 3.02. Responsibility For Dividend Equivalent Payments, Tax Deduction, Tax Withholding and Reporting Obligations	7

ARTICLE 4
GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

Section 4.01. General Principle	10

ARTICLE 5
GENERAL PROVISIONS

Section 5.01. Restrictive Covenants	12
Section 5.02. Preservation of Rights to Amend	12
Section 5.03. Confidentiality	12
Section 5.04. Administrative Complaints/Litigation	12
Section 5.05. Costs of Compliance with Agreement	13

ARTICLE 6
INDEMNIFICATION

Section 6.01. Indemnification	13
Section 6.02. Notice of Claims	13

EMPLOYEE MATTERS AGREEMENT

THIS EMPLOYEE MATTERS AGREEMENT dated as of May 22, 2009 between Morgan Stanley, a Delaware corporation (“Morgan Stanley”) and MSCI Inc., a Delaware corporation (“MSCI”) (collectively, the “Parties”).

RECITALS

WHEREAS, Morgan Stanley intends to sell all of the outstanding shares of class A common stock, par value $0.01 per share, of MSCI (“MSCI Class A Common Stock”) owned by Morgan Stanley (the “Sale”, and the date of the consummation of the disposition of all shares of MSCI Class A Common Stock held by Morgan Stanley, the “Sale Date”);

WHEREAS, the Parties hereto have determined to set forth certain agreements that will govern the relationship between the Parties in connection with the Sale;

NOW THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01.  Definitions.  Unless otherwise defined herein, each capitalized term shall have the meaning specified for such term in the Tax Sharing Agreement between Morgan Stanley, on behalf of itself and the members of the MS Group, and MSCI, on behalf of itself and the members of the MSCI Group, dated as of November 20, 2007 (the “Tax Sharing Agreement”).  As used in this Agreement:

“Action” means any demand, claim, suit, action, arbitration, inquiry, investigation or other proceeding by or before any Governmental Authority or any arbitration or mediation tribunal.

“Agreement” means this Employee Matters Agreement and all amendments, modifications and changes hereto.

“Ancillary Agreements” means the Tax Sharing Agreement and the Separation Agreement.

“Applicable Law” means any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, directive, guidance, instruction, direction, permission, waiver, notice, condition, limitation, restriction or prohibition or other similar requirement enacted, adopted, promulgated, imposed, issued or applied by a Governmental Authority that is binding upon or applicable to such

Person, its properties or assets or its business or operations, as amended unless expressly specified otherwise.

“Applicable Tax Rate” has the meaning set forth in Section 3.02(d).

“Business Day” means any day, other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law to close.

“Claims” has the meaning set forth in Section 6.01.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Part 6 of Subtitle B of Title I of ERISA and at Section 4980B of the Code, as amended.

“Compensation Deduction Payment” has the meaning set forth in Section 3.02(d).

“Employee” means any Morgan Stanley Business Employee or Former Morgan Stanley Employee or MSCI Business Employee or Former MSCI Employee.

“EEOC” means the U.S. Equal Employment Opportunity Commission.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Former MSCI Employees” means all employees who, as of their last day of employment, were employed by any member of the MSCI Group.

“Former Morgan Stanley Employees” means all employees who, as of their last day of employment, were employed by any member of the MS Group.

“Governmental Authority” means any multinational, foreign, federal, state, local or other governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral authority which has any jurisdiction or control over either Party (or their Affiliates).

“Indemnifying Party” has the meaning set forth in Section 6.01.

“Indemnitee” has the meaning set forth in Section 6.01.

“Morgan Stanley Business Employee” means any individual who is, immediately prior to the Sale, employed by Morgan Stanley or any of its Subsidiaries or Affiliates and is not an MSCI Business Employee.

“Morgan Stanley Equity Awards” means Morgan Stanley Stock Options and Morgan Stanley RSUs.

“Morgan Stanley Equity Plans” means any plan or arrangement under the authority of which Morgan Stanley has granted compensatory stock options, restricted stock units or any other compensatory awards based on Morgan Stanley Common Stock, which awards are outstanding immediately prior to the Sale Date.

“Morgan Stanley RSU” means a right representing a contractual entitlement to one share of Morgan Stanley Common Stock, in accordance with the terms of the relevant award and the Morgan Stanley Equity Plans under which the Morgan Stanley RSU is granted.

“Morgan Stanley Subsidiary” means, as used in Article 4, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are expected to be directly or indirectly owned by Morgan Stanley immediately after the Sale.

“Morgan Stanley Stock Option” means a right representing the contractual entitlement to purchase one share of Morgan Stanley Common Stock in accordance with the terms of the relevant award and the Morgan Stanley Equity Plans.

“MSCI Business Employee” means any individual who is, immediately prior to the Sale, employed by any member of the MSCI Group.  An MSCI Business Employee may not be a Morgan Stanley Business Employee.

“MSCI Group” means one or more of (i) MSCI, (ii) on or before the Deconsolidation Date, any Person that is, or was, a Subsidiary of MSCI for such period of ownership by MSCI and (iii) to the extent not previously included by (ii), Barra and its Subsidiaries, including for (i), (ii) and (iii) any predecessors and successors thereto.  In addition, for purposes of this Agreement and the Separation Agreement, “MSCI Group” shall include any Person that is, or was, a Subsidiary of MSCI for such period of ownership by MSCI after the Deconsolidation Date.

 “Separation Agreement” means the Separation Agreement between Morgan Stanley and MSCI dated as of May 22, 2009.

Section 1.02. Interpretation.  In this Agreement, unless the context clearly indicates otherwise:

(a)        words used in the singular include the plural and words used in the plural include the singular;

(b)        references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(c)        references to any gender include the other gender;

(d)        the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(e)        references to any Article or Section mean such Article or Section of this Agreement, as the case may be, and references in any Section or definition to any clause mean such clause of such Section or definition;

(f)        the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(g)        references to any agreement, instrument or other document mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(h)        references to any law (including statutes and ordinances) mean such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(i)        relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(j)        accounting terms used herein shall have the meanings historically ascribed to them by Morgan Stanley and its Subsidiaries, including MSCI, in its and their internal accounting and financial policies and procedures in effect prior to the date of this Agreement;

(k)        the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(l)        any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Affiliates to take such action or refrain from taking such action, as the case may be; and

(m)       unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States.

ARTICLE 2
Agreements by Morgan Stanley

Section 2.01.  Systems Infrastructure. Morgan Stanley agrees to allow MSCI to use Morgan Stanley PeopleSoft systems infrastructure for a reasonable time period, but in no event later than May 31, 2009, until MSCI is able to implement and maintain its own independent systems infrastructure; provided that to the extent necessary, access to specified Morgan Stanley systems infrastructure may be extended for such necessary period of time after May 31, 2009.

Section 2.02.  Morgan Stanley Funds.  Unless specifically not permitted under the respective fund agreement or by Applicable Law, Morgan Stanley agrees to allow each MSCI Business Employee who is invested in any Morgan Stanley private equity fund as of the Sale Date to continue his or her participation in such fund after the Sale Date on the terms of the applicable fund agreement, as though such Employee were employed by Morgan Stanley.

Section 2.03.  Employee Discounts.  Morgan Stanley agrees to continue to provide to MSCI Business Employees who, as of the Sale Date, are MSCI Business Employees who have a Morgan Stanley brokerage account, employee discounts on Morgan Stanley brokerage accounts for three years after the Sale Date.

Section 2.04.  Trading.  Morgan Stanley agrees to extend the amount of time during which MSCI Business Employees located outside of the United States shall be permitted to trade through the Morgan Stanley trading desk for a period of time to be mutually agreed by Morgan Stanley and MSCI, which shall be no less than 30 days after the Sale Date, and no more than 90 days after the Sale Date.

ARTICLE 3
Equity Compensation Awards

Section 3.01.  Stock Options and Restricted Stock Units.  For each unvested Morgan Stanley Stock Option and each unvested Morgan Stanley RSU held by an MSCI Business Employee and issued and outstanding under any Morgan Stanley Equity Plan, at the time of the Sale, such MSCI Business Employee will be treated as involuntarily terminated not for cause by Morgan Stanley and per the terms of the applicable award, will become fully vested in such Morgan Stanley Stock Option and Morgan Stanley RSU on the Sale Date.

Section 3.02.  Responsibility For Dividend Equivalent Payments, Tax Deduction, Tax Withholding and Reporting Obligations

(a)        Dividend Equivalent Payments.  With respect to each Morgan Stanley Equity Award held by an Employee who was employed by any member of the MSCI Group at the time of grant, Morgan Stanley will have the obligation to pay MSCI 60% of all dividend equivalent amounts owing to such employee in respect of such award, which amount shall be the dividend equivalent amount owing to such employee net of the estimated tax benefit to MSCI, as determined by Morgan Stanley.  MSCI will have the obligation to pay such employees as set forth in the preceding sentence 100% of all such dividend equivalent amounts net of any applicable tax withholding.

(b)        Party Eligible to Record Tax Deduction.  With respect to each Morgan Stanley Equity Award, including all dividend equivalent amounts paid in respect of such award, held by an Employee, the Party that will record the tax deduction with respect to such equity award will be the employer entity at the time of grant.  For the avoidance of doubt, MSCI will record the tax deduction with respect to each Employee who was employed by any member of the MSCI Group at the time of grant, including all dividend equivalent amounts paid to such employee in respect of such award, and Morgan Stanley will record the tax deduction with respect to each Morgan Stanley Equity Award held by an Employee who was employed by any member of the MS Group at the time of grant, including all dividend equivalent amounts paid to such employee in respect of such award.

(c)        Responsibility for Tax Withholding and Reporting Obligations.

(i)                 Party Responsible for Income Tax Withholding and Reporting Obligations.  With respect to each Morgan Stanley Equity Award held by an Employee, the Party that will be responsible for all tax withholding and reporting obligations that arise in connection with the exercise, transfer or other settlement of such award will be the employer entity at the time of grant.  For the avoidance of doubt, MSCI will be responsible for all tax withholding and reporting obligations with respect to each Employee who was employed by any member of the MSCI Group at the time of grant, and Morgan Stanley will be responsible for all tax withholding and reporting obligations with respect to each Morgan Stanley Equity Award held by an Employee who was employed by any member of the MS Group at the time of grant.

(ii)                 Cash Transfer from Morgan Stanley to MSCI for Net Share Settlement.  With respect to each Morgan Stanley Equity Award held by an Employee who was employed by any member of the MSCI Group at the time of grant, in the event, at the time of the exercise or conversion of the award, the holder of the award elects net share settlement to satisfy tax withholding, Morgan Stanley and MSCI agree that Morgan Stanley shall transfer to MSCI, (A) cash, on a monthly basis, in an amount equal to the value of any such shares withheld from delivery upon exercise or conversion in the preceding month and (B) on a timely basis (i.e., giving MSCI a reasonable amount of time to fulfill any reporting obligations) any information regarding such event that MSCI is obligated to report to the IRS arising in connection therewith.

(iii)                 Gross Share Settlement.  To the extent that an Employee who was employed by any member of the MSCI Group at the time of grant has not elected net share tax settlement to satisfy tax withholding as set forth in (ii)

above, Morgan Stanley will collect such withholding amount from such Employee in a manner approved by Morgan Stanley and will remit cash, on a monthly basis, to MSCI in the amount of any tax withholding obligations that arise in connection with the vesting, exercise or conversion of such awards in the preceding month.  Morgan Stanley will deliver to MSCI on a timely basis any information regarding such events that MSCI is obligated to report to the IRS arising in connection therewith.

(d)        Cash Payments in respect of Tax Deductions.  With respect to Morgan Stanley RSUs held by an Employee who was employed by any member of the MSCI Group at the time of grant that are converted in January 2010, either MSCI will make a cash payment to Morgan Stanley for any net incremental tax deduction being made available to MSCI and not limited by Section 162(m) of the Code upon the conversion of such Morgan Stanley RSUs or Morgan Stanley will make a cash payment to MSCI for any net decremental tax deduction being made available to MSCI upon the conversion of such Morgan Stanley RSUs (each being determined without regard to (i) whether or not the MSCI Group has any income in such year, or (ii) when and whether, or in what amount, the MSCI Group actually realizes a benefit in the form of a reduction in taxes payable or a refund in respect of such tax deductions) (any such net payment the “Compensation Deduction Payment”).  The incremental tax deduction shall be equal to the product of (i) the maximum combined federal and state effective tax rate applicable to the ordinary business income of the MSCI Group for the prior taxable year (the “Applicable Tax Rate”), to be provided by MSCI to Morgan Stanley prior to February 1, 2010, and (ii) the excess of the aggregate fair market value of Morgan Stanley common stock deliverable (disregarding any net share settlement elections by the employees) in connection with the conversion of such Morgan Stanley RSUs (the fair market value of Morgan Stanley common stock delivered in connection with such conversion to be determined on the conversion date) over the aggregate of such Morgan Stanley RSUs’ previously determined values for accounting purposes for which MSCI has been charged.  The decremental tax deduction shall be equal to the product of (i) the Applicable Tax Rate and (ii) the excess of the aggregate values for such Morgan Stanley RSUs converted for which MSCI has been charged for accounting purposes over the aggregate fair market value of Morgan Stanley common stock deliverable (disregarding any net share settlement elections by the employees) in connection with the conversion of such Morgan Stanley RSUs (the fair market value of Morgan Stanley common stock delivered in connection with such conversion to be determined on the conversion date).  The Compensation Deduction Payment shall be calculated by netting any incremental tax deduction against any decremental tax deduction and the Party responsible for making the Compensation Deduction Payment shall do so in accordance with Section 14 of the Tax Sharing Agreement.

(e)        Offset.  Any cash transfers to be made by Morgan Stanley to MSCI under this Agreement may be offset or otherwise reduced by any payments owed by MSCI to Morgan Stanley, and any cash transfers to be made by MSCI to Morgan

Stanley under this Agreement may be offset or otherwise reduced by any payments owed by Morgan Stanley to MSCI.

(f)        Effect on Intercompany Accounts.  As a result of the Sale, the Morgan Stanley Equity Awards held by Employees who were employed by any member of the MSCI Group at the time of grant will trigger an accounting charge.  Consistent with Morgan Stanley’s past practice, MSCI will be charged an intercompany accounting expense, which will be settled pursuant to the Separation Agreement.

(g)        Schedule of Outstanding Equity Awards.  Morgan Stanley will provide a complete schedule listing all MSCI Business Employees and Former MSCI Employees who hold Morgan Stanley Equity Awards as of the Sale Date.  Such list will include (i) the expiration date of each award; (ii) price information, including the grant price, the volume weighted average price and the estimated Black Scholes value (determined in accordance with Morgan Stanley’s methodology); and (iii) an indication of whether or not each such MSCI Business Employee is full career retirement eligible.  Subsequent to the Sale Date, Morgan Stanley will update such schedule to provide the estimated Black Scholes value (determined in accordance with Morgan Stanley’s methodology), based on Morgan Stanley’s closing stock price on the Sale Date.

(h)                   Necessary Agreements.  Morgan Stanley and MSCI agree to enter into any necessary agreements regarding the subject matter of this Section 3.02 to enable them to fulfill their respective obligations hereunder, including but not limited to compliance with all Applicable Laws and regulations regarding the reporting, withholding or remitting of income and social insurance taxes, and further including but not limited to any special arrangements generally consistent with the practices set forth in this Article that may be necessary or mutually desirable in connection with any Morgan Stanley Business Employees or any Former Morgan Stanley Employees who were employed by any member of the MSCI Group at the time of grant of their Morgan Stanley Equity Awards.

ARTICLE 4
General Principles for Allocation of Liabilities

Section 4.01. General Principle.

(a)        Assumption of Certain Obligations by MSCI Group.  Except as otherwise provided in this Agreement, the Parties agree that after the Sale Date,  MSCI shall continue the sponsorship of, and none of Morgan Stanley or any Morgan Stanley Subsidiary shall have any further liability for or under, the following agreements, obligations and liabilities, and MSCI shall indemnify Morgan Stanley and the Morgan Stanley Subsidiaries, and the officers, directors, and employees of each, and hold them harmless with respect to Morgan Stanley’s and Morgan Stanley’s Subsidiaries’ obligations or liabilities under such agreements and Morgan

Stanley’s and Morgan Stanley’s Subsidiaries’ other obligations or liabilities as follows below and benefit plan claims as set forth in (v) below:

(i)                 All employment agreements or independent contractor agreements entered into between Morgan Stanley, its Subsidiaries or Affiliates (which, for the avoidance of doubt, does not include MSCI) and MSCI Business Employees, Former MSCI Employees, and independent contractors with respect to the services they provide to MSCI;

(ii)                 All collective bargaining agreements, collective agreements, trade union, or works council agreements entered into between Morgan Stanley, its Subsidiaries or Affiliates and any union, works council, or other body representing only MSCI Business Employees and Former MSCI Employees;

(iii)                 All wages, salary, cash incentive compensation, commissions, bonuses and results share payable to MSCI Business Employees and Former MSCI Employees on or after the Sale Date, and all obligations and liabilities for all vacation, holiday, sick leave, flex days, personal days and paid time off, including banked time, accrued by MSCI Business Employees;

(iv)                 All immigration-related, visa, work application, or similar rights, obligations and liabilities related to MSCI Business Employees and Former MSCI Employees; and

(v)                 Except as provided otherwise in paragraph (b) below, all liabilities and obligations of the MSCI Business with respect to claims (including any EEOC claims) made by or with respect to MSCI Business Employees and Former MSCI Employees, relating to any employee benefits, whether or not provided under an “employee benefit plan” as defined in ERISA, on account of services on or after September 1, 2008, including such liabilities relating to actions or omissions of or by MSCI or any officer, director, employee or agent thereof prior to the Sale Date.  For the avoidance of doubt, Morgan Stanley, its Subsidiaries and Affiliates shall retain responsibility, including the liability for claims and payments with respect to, all plans that it continues to administer after the Sale Date, including without limitation any retirement plans in which MSCI Business Employees and Former MSCI Employees may have account balances as of the Sale Date.

(b)        The Parties agree that none of Morgan Stanley or any Morgan Stanley Subsidiary shall have any liability for any MSCI Business Employee or Former MSCI Employee for any health or welfare benefit, whether or not provided under an “employee benefit plan” as defined in ERISA, on account of any person who is an MSCI Employee on or after September 1, 2008, and MSCI shall indemnify Morgan Stanley and the Morgan Stanley Subsidiaries, and the officers, directors, and employees of each, and hold them harmless with respect to such plan or program, except that Morgan Stanley will be responsible for (i) all medical claims incurred under a Morgan Stanley health or welfare plan by MSCI Business Employees and Former MSCI Employees prior to September 1, 2008, regardless of whether such claims were reported prior to that date; and (ii) all continuing benefits provided to MSCI Business Employees and Former MSCI Employees pursuant to COBRA; provided for purposes of this subsection (ii) that Morgan Stanley (or any Morgan Stanley Subsidiary) was providing such benefits prior to September 1, 2008.

ARTICLE 5
General Provisions

Section 5.01.  Restrictive Covenants.  Notwithstanding anything in this Agreement to the contrary, the Parties agree that any restrictive covenant agreements between Morgan Stanley, its Subsidiaries or Affiliates and MSCI Business Employees or Former MSCI Employees shall continue to exist, to the extent applicable, consistent with their terms.  Morgan Stanley shall retain all rights with respect to such agreements, and MSCI shall have no obligations with respect to such agreements..

Section 5.02.  Preservation of Rights to Amend.  The rights of Morgan Stanley or MSCI, if any, to amend or terminate any plan, program, or policy referred to herein shall not be limited in any way by this Agreement.

Section 5.03.  Confidentiality.  Each Party agrees that any information conveyed or otherwise received by or on behalf of a Party in conjunction herewith are confidential, to the extent required by law.

Section 5.04.  Administrative Complaints/Litigation.  Except as otherwise provided in this Agreement, after the Sale Date, MSCI shall be solely liable for the handling, administration, investigation and defense of actions, including, without limitation, ERISA, occupational safety and health, employment standards, union grievances, wrongful dismissal, discrimination or human rights and unemployment compensation claims, asserted at any time against Morgan Stanley, or MSCI or their respective Affiliates by any MSCI Business Employee or Former MSCI Employee (including any dependent or beneficiary of any such Employee) or any other person, to the extent such actions or claims arise out of or relate to employment or the provision of services (whether as an employee, contractor, consultant, or otherwise) to or with the MSCI Business.  To the extent that any legal action relates to a putative or certified class of plaintiffs, which includes both Morgan Stanley Business Employees (or Former Morgan Stanley Employees) and MSCI Business Employees (or Former MSCI Employees) and such action involves employment or benefit plan related claims, reasonable costs and expenses incurred by the Parties in responding to such legal action shall be allocated among the Parties equitably in proportion to a reasonable assessment of the relative proportion of Morgan Stanley Business Employees (or Former Morgan Stanley Employees) and MSCI Business Employees (or Former MSCI Employees) included in or represented by the putative or certified plaintiff class.  The procedures contained in the indemnification provisions of the Separation Agreement shall apply with respect to each Party’s indemnification obligations under this Section 5.04.  Morgan Stanley agrees to reasonably cooperate with, and to instruct its employees, counsel and advisors to reasonably assist, MSCI in its defense of any claims or proceedings, at MSCI’s expense.

Section 5.05.  Costs of Compliance with Agreement.  Except as otherwise provided in this Agreement or any other Sale Document, each Party shall pay its own expenses in fulfilling its obligations under this Agreement.

ARTICLE 6
Indemnification

Section 6.01.  Indemnification.  Each of MS Group and MSCI Group (each, as applicable, the “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other Party, and if applicable, their respective directors, officers, members, shareholders, partners, attorneys, accountants, agents and their heirs, successors and assigns (each, as applicable, the “Indemnitee”) from, against and in respect of any damages, claims, losses, charges, actions, suits, proceedings, deficiencies, taxes, interest, penalties and reasonable costs and expenses (including without limitation reasonable attorney’s fees and disbursements) (“Claims”), imposed on, sustained, incurred or suffered by or asserted against any of the Indemnitees relating to or arising out of the performance of this Agreement by the Indemnifying Party, except to the extent that any such Claim results from the willful misconduct or gross negligence of the Indemnitee or breach by the Indemnitee of this Agreement.

Section 6.02.  Notice of Claims.  The Indemnitee agrees to notify the Indemnifying Party, promptly in writing upon the receipt by the Indemnitee of notice of any pending or threatened claim or proceeding, including without limitation any audit or assessment with respect to taxes, which arise out of, in connection with or result from the activities contemplated hereby for which the Indemnifying Party has agreed to indemnify the Indemnitee.  The Indemnitee further agrees to reasonably cooperate and assist and to instruct its employees, counsel and advisors to reasonably assist the Indemnifying Party in the defense of such claims or proceedings.  The Indemnifying Party shall be entitled to participate, at its expense, in the defense of its interest in any such claim or proceeding.

ARTICLE 7
Miscellaneous

Section 7.01.  Notices.  Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, or mail, to the following addresses:

(a)        If to Morgan Stanley to:

Morgan Stanley
1585 Broadway
New York, NY 10036
Attn: Martin M. Cohen, Director of Company Law
Facsimile: (212) 507-3334

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
Attn:  John Bick, Esq./Jean McLoughlin, Esq.
Facsimile: (212) 450-3800

(b)        If to MSCI to:

MSCI Inc.
88 Pine Street
New York, NY
Attn: General Counsel
Telephone: (212) 804-3900

or to such other addresses or telecopy numbers as may be specified by like notice to the other Party.  All such notices, requests and other communications shall be deemed given, (a) when delivered in person or by courier or a courier services, (b) if sent by facsimile transmission (receipt confirmed) on a Business Day prior to 5 p.m. in the place of receipt, on the date of transmission (or, if sent after 5 p.m., on the following Business Day) or (c) if mailed by certified mail (return receipt requested), on the date specified on the return receipt.

Section 7.02.  Amendments; No Waivers.

(a)        From and after the Sale, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Morgan Stanley and MSCI, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)        No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.03.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided that neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party hereto.  If any Party or any of its successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such Party shall assume all of the obligations of such Party under this Agreement and the Ancillary Agreements.

Section 7.04.  Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflicts of laws rules thereof.

Section 7.05.  Counterparts; Effectiveness; Third-Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto.  Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and permitted assigns.  No Employee or other current or former employee of Morgan Stanley or MSCI or any Subsidiary or Affiliate of either (or his/her spouse, dependent or beneficiary), or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder.  Without limiting the foregoing, the provisions of this Agreement are not intended to, nor shall they confer upon any Person other than the Parties hereto any right or expectation as to the adoption, amendment, maintenance, continuation, operation or funding of any employee benefit plan, policy or arrangement.  Without limiting the foregoing, nothing in this Agreement shall be deemed to amend, modify or terminate the terms of any benefits under such plan, policy or arrangement or shall limit the rights of either Party to do so.

Section 7.06.  Entire Agreement.  This Agreement and the Ancillary Agreements constitute the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof and thereof.  No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the Ancillary Agreement has been made or relied upon by any Party hereto. Regardless of anything else contained herein, the Parties do not intend for this Agreement to amend any employee benefit plans or arrangements.

Section 7.07.  Jurisdiction.  Any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York County, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 7.01 shall be deemed effective service of process on such Party.

Section 7.08.  WAIVER OF JURY TRIAL.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.09.  Severability.  If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such a declaration, the Parties shall modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 7.10.  Survival.  All covenants and agreements of the Parties contained in this Agreement shall survive the Sale Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

Section 7.11.  Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 7.12.  Specific Performance.  Each Party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement may be inadequate and irreparable harm may occur.  In recognition of this fact, each Party agrees that, if there is a breach or threatened breach, in addition to any damages, the other nonbreaching Party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching Party (i) to perform its obligations under this Agreement or (ii) if the breaching Party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other Party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including, but not limited to, transferring, or granting liens on, the assets of the breaching Party to secure the performance by the breaching Party of those obligations).

Section 7.13.  Performance.  Each Party shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any member of such Party’s Group.

Section 7.14.  Limited Liability.  Notwithstanding any other provision of this Agreement, no individual who is a stockholder, director, employee, officer, agent or representative of MSCI or Morgan Stanley, nor any individual employed or previously employed by MSCI or Morgan Stanley or their respective Affiliates and serving or previously serving as a fiduciary of any benefit plan of MSCI or Morgan Stanley or their respective Affiliates (or any body consisting of such individuals), in his, her or its capacity as such, shall have any liability in respect of or relating to the covenants or obligations of MSCI or Morgan Stanley under this Agreement and, to the fullest extent legally permissible, each of MSCI and Morgan Stanley, for itself and its respective stockholders, directors, employees, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to Applicable Law.

Section 7.15.  Mutual Drafting.  This Agreement shall be deemed to be the joint work product of Morgan Stanley and MSCI and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

Section 7.16.  Effect if Sale Does Not Occur.  Notwithstanding anything in this Agreement to the contrary, if the Sale does not occur, this Agreement shall be of no force and effect.

Section 7.17.  Corporate Authorization.  The officers of Morgan Stanley and MSCI are hereby authorized, empowered and directed, in the name and on behalf of each of Morgan Stanley and MSCI, respectively, to take or cause to be taken all such further action, to execute and deliver or cause to be executed and delivered all such further agreements, certificates, instruments and documents, to make or cause to be made all such filings with governmental or regulatory authorities, and to pay or cause to be paid all such fees and expenses, in each case which shall in such officers’ judgment be deemed necessary, proper or advisable to effect and carry out the intent of this Agreement, such determination to be evidenced conclusively by such officers’ execution and delivery thereof or taking of action in respect thereto.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names by a duly authorized officer as of the date first written above.

MORGAN STANLEY

By:	/s/ Colm Kelleher
Name: Colm Kelleher
Title: Chief Financial Officer

MSCI INC.

By:	/s/ Henry A. Fernandez
Name: Henry A. Fernandez
Title: Chairman and CEO

Signature page to the Employee Matters Agreement